Exhibit 99

November 11, 2009





Dear Shareholder:

As reported to you in our last communication, Management and the Board deemed it prudent and made the decision to continue making significant provisions for loan losses during the second half of this year. As a result of this decision, coupled with the continued weakness in the local real estate market and historically high expenses associated with foreclosed properties, Peoples recorded a net loss for the third quarter of 2009 of $518,000. Although the Company recorded a loss for the quarter, it remained profitable for the first nine months of the year recording net profits of $258,000. Both of the 2009 periods represent improvements over the same periods of 2008. During the 2009 third quarter, the Company made provisions of $2,030,000 bringing the total year-to-date provision for loan losses to $3,608,000 compared to $8,885,000 for the comparable period in 2008.

Although we believe there are some bright signs appearing in the economy, there are still many issues yet to be resolved. The historically high unemployment rate, the slow rate of consumer spending and the still suffering real estate market, all continue to plague our economy and banks, large and small. The average loan portfolio for banks in South Carolina contained over 83% real estate related loans as of June 30, 2009. What has always been our greatest lending strength has now become our industry's weakness. Almost all banks in South Carolina are impacted by the current market weakness in both residential and commercial real estate, and the third and fourth quarter of this year look fair to dismal for many banks.

Sadly, there are good people and good businesses that are simply running out of money and liquidity to pay their debts. We at Peoples are deeply concerned for them and are trying to work through the problems with those who work with us. Regrettably, in some cases there is no cure for the problems except a more robust economy. With 70% of our GDP dependent on consumer spending in recent years, our economy will recover only when people are confident that their employment is secure. Although government spending has increased dramatically as a percentage of total spending, consumer spending has not yet recovered, although there are signs of improvement. More secure employment prospects remain the key for increasing consumer spending and our overall economy.

In spite of our best efforts, we continue to have historic levels of non-performing loans. As we informed you in last quarter's communication, and as you can see from the third quarter's results, we continue to fund our loan loss reserves very heavily to ensure sufficient reserves to absorb potential loan losses that could occur as long as our economy remains weak. Unfortunately, after months of waiting, foreclosures are finally finding their way through the courts and the glut of foreclosed property and costs associated with those properties at banks is going to remain high over the remainder of the year as banks sell the properties acquired through foreclosure.

In an effort to strengthen our balance sheet we continuously review our loan portfolio for signs of weaknesses in individual loans and loan categories. If we find weaknesses, we react immediately by trying to shore up our collateral position, by asking for pay downs or re-scheduled repayment structure. If appropriate, we allocate reserves or write down the credit. We do not want to carry problem loans into the future by not being proactive enough to identify and deal with them as we find them. It is our policy that, as loans are classified or downgraded, we either create specifically allocated reserves for them or write them down as they are identified. We are confident that we know our loan portfolios better than we ever have and that we are dealing with issues expediently and in your best interest.

On a more positive note, we have strengthened our Company through substantial growth of our core deposits, both this year and last, by strengthening existing deposit relationships and by calling on other banks' customers. During these difficult times our three banks have tried to focus more on our existing customers than ever before and also have been successful in attracting new depositors away from the larger banks in our markets.

Our Company continues to maintain capital well in excess of levels required by its regulatory agency. We continue to make loans, and for the remaining quarter of this year, we will continue to focus on strengthening our balance sheet through a continued focus on increasing core deposits, making additional provisions for loan losses as needed, controlling expenses, and looking for opportunities to increase our revenues.

Sincerely,


R. Riggie Ridgeway                      L. Andrew Westbrook, III
Chief Operating Officer                 President and Chief Executive Officer

                          PEOPLES BANCORPORATION, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                                                                       Three Months Ended September 30,
                                                                                       --------------------------------
Income Statement                                                                 2009                2008               Change
                                                                                 ----                ----               ------
 Net interest income ..................................................        $ 4,378            $  4,231                3.47%
 Provision for loan losses ............................................          2,030               6,475              -68.65%
 Other income (loss) ..................................................          1,108              (2,004)                 N/A
 Other expense ........................................................          4,479               4,319                3.70%
                                                                               -------            --------
 Loss before income taxes .............................................         (1,023)             (8,567)             -88.06%
 Provision (benefit) for income taxes .................................           (505)             (3,038)             -83.38%
                                                                               -------            --------
 Net loss .............................................................        $  (518)           $ (5,529)             -90.63%
                                                                               =======            ========
 Dividends paid or accumulated on preferred stock .....................             85                   -              100.00%
 Net amortization of preferred stock ..................................             32                   -              100.00%
                                                                               -------            --------
 Net loss available to common shareholders ............................        $  (635)           $ (5,529)              -88.52
                                                                               =======            ========
  Return on average assets (1) (2) ....................................          -0.38%              -3.97%
  Return on average common equity (1) (3) .............................          -4.84%              46.38%

Net income per common share
  Basic ...............................................................        $ (0.09)           $  (0.78)
  Diluted .............................................................        $ (0.09)           $  (0.78)

                                                                                      Nine Months Ended September 30,
                                                                                      -------------------------------
Income Statement                                                               2009                 2008                Change
                                                                               ----                 ----                ------
 Net interest income .................................................      $ 13,032              $ 12,858               1.35%
 Provision for loan losses ...........................................         3,608                 8,885             -59.39%
 Other income (loss) .................................................         3,040                  (149)               N/A
 Other expense .......................................................        12,713                12,670               0.34%
                                                                            --------              --------
 Loss before income taxes ............................................          (249)               (8,846)            -97.19%
 Provision for income taxes ..........................................          (507)               (3,367)            -84.94%
                                                                            --------              --------
 Net income (loss) ...................................................      $    258              $ (5,479)               N/A
                                                                            ========              ========
Dividends paid or accumulated on preferred stock .....................           213                     -             100.00%
 Net amortization of preferred stock .................................            40                     -             100.00%
                                                                            --------              --------
 Net income (loss) available to common shareholders ..................      $      5              $ (5,479)               N/A
                                                                            ========              ========
  Return on average assets (1)(2) ....................................          0.06%                -1.31%
  Return on average common equity (1)(3) .............................          0.82%               -14.96%

Net income per common share
  Basic ..............................................................      $   0.00               $ (0.78)
  Diluted ............................................................      $   0.00               $ (0.78)

                                                                  September 30,          September 30,        December 31,
                                                                       2009                  2008                2008
Balance Sheet                                                       (Unaudited)          (Unaudited)           (Audited)
                                                                    ----------           -----------           ---------
Total assets ...............................................         $547,744             $550,823             $559,875
Gross loans ................................................          383,720              407,328              398,711
Allowance for loan losses ..................................            7,357                7,636                9,217
Loans, net .................................................          376,363              399,692              389,494
Securities .................................................          114,290               92,020              112,247
Total earning assets .......................................          504,837              509,998              520,908
Total deposits .............................................          457,491              443,522              445,369
Shareholders' equity .......................................           55,357               43,504               41,512
Book value per common share ................................             6.10                 6.16                 5.87

(1)  Annualized
(2) Return on average assets is calculated as net income (loss) divided by average assets.
(3) Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.

                          PEOPLES BANCORPORATION, INC.
                           CONSOLIDATED FINANCIAL DATA
                                   (Unaudited)

                                                          September 30,     June 30,      March 31,    December 31,  September 30,
Asset Quality Data                                            2009            2009          2009          2008           2008
                                                              ----            ----          ----          ----           ----
Nonperforming loans
  Non-accrual loans ...................................    $   20,153     $   17,746     $   14,056   $     16,950     $   16,752
  Past due loans 90 days + and still accruing .........           214              -              -              -              -
                                                           ----------     ----------     ----------     ----------     ----------
     Total nonperforming loans ........................        20,367         17,746         14,056         16,950         16,752
  Other real estate owned .............................        10,073          3,919          4,921          5,428          2,038
                                                           ----------     ----------     ----------     ----------     ----------
     Total nonperforming assets .......................  $     30,440   $     21,665   $     18,977   $     22,378   $     18,790
                                                           ==========     ==========     ==========     ==========     ==========

Net charge-offs for quarter ended .....................  $      2,481   $        678   $      2,309   $      3,353   $      4,397

Nonperforming assets as a percentage of
  total loans and other real estate ...................          7.73%          5.50%          4.78%          5.54%          4.59%
Nonperforming assets to total assets ..................          5.56%          4.00%          3.37%          4.00%          3.41%
Allowance for loan losses to nonperforming loans ......         36.12%         44.00%         54.16%         54.38%         45.58%
Allowance for loan losses to total
  loans outstanding ...................................          1.92%          2.00%          1.94%          2.31%          1.87%
Quarterly net charge-offs to total
  loans outstanding ...................................          0.65%          0.17%          0.59%          0.84%          1.08%

Capital Ratios
  Total Capital (to risk-weighted assets) .............         14.03%         14.18%         10.95%         10.77%         11.15%
  Tier 1 Capital (to risk-weighted assets) ............         12.78%         12.92%          9.70%          9.49%          9.90%
  Tier 1 Capital (to average assets) ..................          9.65%          9.74%          7.27%          7.33%          7.69%